Exhibit 99.1

MDRNA, Inc. Announces Tentative FDA Approval of Generic Calcitonin-Salmon Nasal Spray for
Osteoporosis

BOTHELL, Wash., December 15, 2008 – MDRNA, Inc. (Nasdaq: MRNA) announced today that the U.S. Food and Drug Administration (FDA) has granted tentative approval of MDRNA’s Abbreviated New Drug Application (ANDA) for generic calcitonin-salmon nasal spray for the treatment of osteoporosis. Full FDA approval would follow the completion of Apotex’s 180-day exclusivity period, or June 2009.

MDRNA’s generic calcitonin-salmon nasal spray, a legacy product developed by MDRNA in the early 2000s, is the generic equivalent of Miacalcin® marketed by Novartis Pharmaceuticals Corporation. U.S. sales of Miacalcin® were approximately $147 million in 2007.

On December 23, 2003, FDA accepted for filing MDRNA’s 505(j) paragraph 4 ANDA for the product. In October 2004, MDRNA and Par Pharmaceutical Companies, Inc. entered into an exclusive license and supply agreement for U.S. distribution and marketing of the product. Under terms of the agreement, MDRNA is responsible for obtaining regulatory approval and manufacturing, and will receive product transfer payments for manufactured product and profit sharing following commercialization.

“We are pleased that our generic calcitonin-salmon nasal spray has received tentative FDA approval and we look forward to full FDA approval in mid 2009,” stated J. Michael French, President and CEO of MDRNA. “Although we are now a company solely focused in the research and development of RNAi-based therapeutics, we are pleased to see the successful culmination of years of hard work on the part of many current and former members of the MDRNA/Nastech team. I want to personally thank them all for their efforts in bringing this product forward. We are assessing our short- and long-term options to understand how this tentative approval can be leveraged toward the continued advancement of our RNAi drug discovery engine.”

About Calcitonin

MDRNA’s calcitonin-salmon nasal spray is a generic version of Miacalcin®, an FDA approved calcitonin-salmon nasal spray marketed by Novartis for the treatment of osteoporosis. Calcitonin is a natural peptide hormone produced by the thyroid gland that acts primarily on bone. Calcitonin-salmon appears to have actions essentially identical to calcitonins of mammalian origin, but its potency is greater due to a longer duration of action. Novartis’ Miacalcin® has been shown to increase spinal bone mass in post-menopausal women with established osteoporosis.

About MDRNA, Inc.

MDRNA is a biotechnology company focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Our goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Over the past decade, we have developed substantial capabilities in molecular biology, cellular biology, lipid chemistry, peptide chemistry, pharmacology and bioinformatics, which we are applying to a wide range of RNAi technologies and delivery approaches. These capabilities plus the in-licensing of key RNAi-related intellectual property have rapidly enabled us to become a leading RNAi-based therapeutics company with a pre-clinical pipeline in key therapeutic areas including oncology, metabolic disorders and inflammation. Through our capabilities, expertise and know-how, we are incorporating multiple RNAi technologies as well as peptide- and lipid-based delivery approaches into a single integrated drug discovery platform that will be the engine for our clinical pipeline as well as a versatile platform for establishing broad therapeutic partnerships with biotechnology and pharmaceutical companies. We are also investing in new technologies that we expect to lead to safer and more effective RNAi-based therapeutics while aggressively building upon our broad and extensive intellectual property estate. By combining broad expertise in siRNA science with proven delivery platforms and a strong IP position, MDRNA is well positioned as a leading RNAi-based drug discovery and development company. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.

MDRNA Forward-Looking Statement

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA or a subsidiary to obtain additional funding; (ii) the ability of MDRNA or a subsidiary to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA, a subsidiary and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA, a subsidiary and/or a partner to obtain required governmental approvals; and (v) the ability of MDRNA, a subsidiary and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in MDRNA’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. MDRNA assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contact:

Matthew D. Haines
Senior Director, Investor Relations and Corporate Communications
(212) 209-3874
mhaines@mdrnainc.com

McKinney|Chicago (Media)
Alan Zachary, (312) 944-6784 x 316 or
(708) 707-6834
azachary@mckinneychicago.com